UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 24, 2016

FUELCELL ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	3 Great Pasture Road, Danbury, Connecticut	06810
	(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (203) 825-6000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
As FuelCell Energy, Inc. (the “Company”) has previously disclosed, the Beacon Falls Energy Park project is a 63.3 megawatt (“MW”) fuel cell facility proposed to be built at a former sand and gravel mine in Beacon Falls, Connecticut using the Company’s fuel cell power plants (the “Project”). This Project has been under development for several years and in January, 2016, Beacon Falls Energy Park, LLC submitted a bid for a long term power purchase agreement to The New England Clean Energy Request for Proposals (“RFP”) conducted jointly by Connecticut, Rhode Island and Massachusetts to advance their clean and renewable energy goals. The Project offers the many benefits of renewable, clean and affordable in-state generation, including local and regional tax revenue and enhanced energy resiliency as compared to competing bids utilizing out-of-region generation that is then transported to the region by constructing expensive and difficult to permit transmission. The project developer is CT Energy & Technology LLC. Under the project structure, FuelCell Energy would manufacture and sell the fuel cell power plants to O&G Industries, the land owner, and would then operate and maintain the plants under a long term service agreement. O&G Industries would install the fuel cell power plants under a contract to the Project.
On October 24, 2016, the Company was notified by CT Energy & Technology LLC that the Project was not selected for contract negotiations under the RFP. Company management has consulted with the project developer as well as the land owner, O&G Industries, and all parties expect to pursue alternate paths to continue to develop and construct the project, based on its merits and favorable economics. The Company will provide updates on the Project’s development in the future.
Independently, the Company has not received any notification regarding the status of any of the previously disclosed four bids, totaling in excess of 50 megawatts, submitted to the State of Connecticut 2 - 20 megawatt RFP that is being administered by the Connecticut Department of Energy and Environmental Protection (DEEP). According to DEEP disclosures related to that RFP, decisions are expected by the end of January 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: October 25, 2016	By:	/s/ Michael S. Bishop
Michael S. Bishop
Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer